Exhibit 99.1

Concho Resources Inc. Reports Third Quarter 2017 Results

MIDLAND, Texas--(BUSINESS WIRE)--October 31, 2017--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported financial and operating results for the third quarter of 2017.

Third-Quarter 2017 Highlights

  Delivered quarterly production of 193.2 MBoepd, exceeding the high end of the Company’s guidance range.
  Increased crude oil production by 31% year-over-year and 6% quarter-over-quarter to 119.6 MBopd.
  Advanced multi-zone delineation in the Delaware Basin.
  Achieved investment grade credit ratings.
  Prudently managed the balance sheet, resulting in approximately $580 million in debt reduction since June 30, 2016, and significant annual interest expense savings.
  Executed a disciplined capital program with year-to-date cash flows from operations approximating capital expenditures, excluding acquisitions.
  Full-year 2017 production expected to exceed the high end of annual growth guidance range of 24% to 26%; targeting crude oil production growth of more than 27% over 2016.
  Reported a net loss of $113 million, or $0.77 per diluted share. Adjusted net income totaled $67 million, or $0.45 per diluted share (non-GAAP).
  Generated $458 million of EBITDAX (non-GAAP).

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of non-GAAP measures adjusted net income, adjusted earnings per share and EBITDAX and a reconciliation of these measures to the associated GAAP measure.

Tim Leach, Chairman and Chief Executive Officer, commented, “Strong third quarter results highlight the Company’s execution strength, asset quality and scale advantage. Production for the quarter exceeded our guidance range and was driven by excellent results from our drilling program. Additionally, our credit rating was upgraded to investment grade, giving us the opportunity to further enhance our financial position and reduce annual interest expense. A lower cost of capital and improving returns from large scale project development underpin a solid outlook for continued capital discipline and differentiated per share growth.”

Third-Quarter 2017 Operations Summary

Production for the third quarter of 2017 averaged 193.2 thousand Boe per day (MBoepd), an increase of approximately 26% from the third quarter of 2016. Crude oil production for the third quarter of 2017 totaled 119.6 thousand barrels per day (MBopd), an increase of approximately 31% from the third quarter of 2016. Average daily natural gas production for the third quarter of 2017 totaled 441.6 million cubic feet (MMcf).

Concho averaged 19 rigs in the third quarter of 2017. The table below summarizes the Company’s gross drilling and completion activity by core area for the third quarter of 2017.

		Number of	Number of	Number of
	Number of	Operated	Wells	Operated Wells
	Wells Drilled	Wells Drilled	Completed	Completed
Northern Delaware Basin	40	19	41	21
Southern Delaware Basin	11	9	7	4
Midland Basin	16	16	8	8
New Mexico Shelf	13	7	17	14
Total	80	51	73	47

The Company is currently running 15 rigs, including six rigs in the Northern Delaware Basin, four rigs in the Southern Delaware Basin, four rigs in the Midland Basin and one rig in the New Mexico Shelf. Additionally, the Company is currently utilizing eight completion crews.

Concho continues to demonstrate leadership in the Northern Delaware Basin with multi-zone and large-scale development. In the Red Hills area the Broadcaster 4H, a 3rd Bone Spring well, produced at an average peak 30-day rate of 1,934 Boepd (77% oil). In the State Line area in Eddy County, the Company brought online a two-well, stacked test targeting the 2nd Bone Spring. These wells, the Road Runner 1H and Road Runner 11H, produced at average peak 30-day rates of 2,234 Boepd (77% oil) and 2,321 Boepd (78% oil), respectively.

The Company recently completed two large-scale projects in the Northern Delaware Basin: the Vast project includes seven wells targeting the Wolfcamp Sands and Wolfcamp Shale and the Windward project includes eight wells targeting the Avalon Shale. While early in production, the Company is encouraged by the performance of both projects. Concho is collecting valuable data that will further optimize lateral placement, completion design and facilities planning. In addition, the Company is tracking efficiency gains realized from manufacturing style development. Both projects had improvements to drilling days and stages completed per day.

In the Southern Delaware Basin, the Company completed a Wolfcamp B delineation well, the Whatcha Want 7376H, a 10,948 foot horizontal well with an average peak 30-day rate of 1,894 Boepd (65% oil). Continued success in the Wolfcamp B has the potential to add a third landing zone to the Company’s development program in the Southern Delaware Basin.

Concho’s third quarter 2017 activity in the Midland Basin was highlighted by strong performance from the Lower Spraberry and Wolfcamp B zones. The Company added seven Lower Spraberry wells and five Wolfcamp B wells with average peak 30-day rates of 1,360 Boepd (87% oil) and 1,252 Boepd (81% oil), respectively. The average lateral length for all 12 wells was 10,187 feet.

Additional details on Concho’s operations are included in its 3Q17 Earnings Presentation available on the Company’s website at www.concho.com.

Third-Quarter 2017 Financial Summary

Concho’s average realized price for crude oil and natural gas for the third quarter of 2017, excluding the effect of commodity derivatives, was $45.29 per Bbl and $3.18 per Mcf, respectively, compared with $41.52 per Bbl and $2.42 per Mcf, respectively, for the third quarter of 2016.

Net loss for the third quarter of 2017 was $113 million, or $0.77 per diluted share, compared to net loss of $51 million, or $0.38 per diluted share, for the third quarter of 2016. Adjusted net income (non-GAAP), which excludes non-cash and unusual items, for the third quarter of 2017 was $67 million, or $0.45 per diluted share, compared with adjusted net income (non-GAAP) of $44 million, or $0.32 per diluted share, for the third quarter of 2016.

EBITDAX (non-GAAP) for the third quarter of 2017 totaled $458 million, compared to $441 million for the third quarter of 2016.

Financial Position and Liquidity

During the third quarter of 2017, Concho completed its debut investment grade bond offering. The Company issued $1.8 billion of senior notes, consisting of $1 billion of 3.75% senior notes due 2027 and $800 million of 4.875% senior notes due 2047. Net proceeds from the offering were used to repurchase a total of $2.15 billion of senior notes, consisting of $600 million of its 5.5% senior notes due 2022 and $1.55 billion of its 5.5% senior notes due 2023.

These transactions reinforced the Company’s strong financial position by decreasing the Company’s annual interest expense and extending its average maturity from six to 16 years. Since the second quarter of 2016, Concho has reduced long-term debt by approximately $580 million and refinanced all of its remaining senior notes. As a result, the Company reduced the average interest rate on its senior notes outstanding to 4.3% from 5.9%, equating to approximately $90 million in annual interest expense savings.

Additionally, the Company elected to convert its $2 billion credit facility to an unsecured facility. The Company ended the third quarter of 2017 with total long-term debt of $2.7 billion, including approximately $370 million outstanding under its credit facility.

Outlook

Concho expects production to average approximately 200 MBoepd to 204 MBoepd, with a 62% oil mix, in the fourth quarter of 2017. Additionally, for the fourth quarter of 2017, the Company expects oil and natural gas production expense will be at the high end of the guidance range of $5.50 per Boe to $6.00 per Boe, with production expense tracking the midpoint of the range for full-year 2017. The Company expects production growth above the high end of its annual production growth guidance range of 24% to 26%, with oil production growth expected to exceed 27%, for full-year 2017. Concho continues to expect that capital expenditures, excluding acquisitions, will approximate the midpoint of the guidance range of $1.6 billion to $1.8 billion.

Commodity Derivatives Update

The Company enters into commodity derivatives to manage its exposure to commodity price fluctuations. The Company has crude oil price swaps for 2018 and 2019, covering approximately 86.9 MBopd and 65.1 MBopd at a weighted average price of $51.41 per Bbl and $52.33 per Bbl, respectively. Please see the table under “Derivatives Information” below for detailed information about the Company’s current derivatives positions.

Conference Call

Concho will discuss third quarter 2017 results on a conference call tomorrow, November 1, 2017, at 8:00 AM CT (9:00 AM ET). The telephone number and passcode to access the conference call are provided below:

Dial-in: (844) 263-8298
Intl. dial-in: (478) 219-0007
Participant Passcode: 75203686

To access the live webcast and view the related earnings presentation, visit the Company’s website at www.concho.com. The replay will also be available on Concho’s website under the “Investors” section.

Upcoming Conference

The Company will participate in the Bank of America Merrill Lynch 2017 Global Energy Conference on November 16, 2017 at 1:05 PM CT (2:05 PM ET). The presentation will be webcast, and the webcast and slides will be accessible on the Events & Presentations page under the Investors section of the Company’s website, www.concho.com.

Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit the Company’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, operations, performance, business strategy, oil and natural gas reserves, drilling program, capital expenditure budget, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, without limitation, the risk factors discussed or referenced in the Company’s most recent Annual Report on Form 10-K and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017; risks relating to declines in, or the sustained depression of, the prices the Company receives for its oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; drilling, completion and operating risks; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing and the export of oil and natural gas; environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of the Company’s operations in the Permian Basin of southeast New Mexico and west Texas; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver the Company’s oil, natural gas liquids and natural gas and other processing and transportation considerations; the costs and availability of equipment, resources, services and qualified personnel required to perform the Company’s drilling, completion and operating activities; potential financial losses or earnings reductions from the Company’s commodity price risk-management program; risks and liabilities associated with acquired properties or businesses; uncertainties about the Company’s ability to successfully execute its business and financial plans and strategies; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under the Company’s credit facility; the impact of potential changes in the Company’s credit ratings; cybersecurity risks, such as those involving unauthorized access, malicious software, data privacy breaches by employees or others with authorized access, cyber or phishing-attacks, ransomware and other security issues; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; general economic and business conditions, either internationally or domestically; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	September 30,	December 31,
(in millions, except share and per share amounts)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$-	$53
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	271	220
Joint operations and other	223	238
Derivative instruments	4	4
Prepaid costs and other	37	31
Total current assets	535	546
Property and equipment:
Oil and natural gas properties, successful efforts method	20,754	18,476
Accumulated depletion and depreciation	(8,167)	(7,390)
Total oil and natural gas properties, net	12,587	11,086
Other property and equipment, net	232	216
Total property and equipment, net	12,819	11,302
Funds held in escrow	-	43
Deferred loan costs, net	14	11
Intangible asset - operating rights, net	24	24
Inventory	15	16
Noncurrent derivative instruments	28	-
Other assets	47	177
Total assets	$13,482	$12,119
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$36	$28
Bank overdrafts	68	-
Revenue payable	135	132
Accrued drilling costs	381	359
Derivative instruments	37	82
Other current liabilities	153	152
Total current liabilities	810	753
Long-term debt	2,738	2,741
Deferred income taxes	1,150	766
Noncurrent derivative instruments	6	96
Asset retirement obligations and other long-term liabilities	147	140
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 149,297,932 and
146,488,685 shares issued at September 30, 2017 and December 31, 2016, respectively	-	-
Additional paid-in capital	7,125	6,783
Retained earnings	1,573	884
Treasury stock, at cost; 597,551 and 429,708 shares at September 30, 2017 and
December 31, 2016, respectively	(67)	(44)
Total stockholders’ equity	8,631	7,623
Total liabilities and stockholders’ equity	$13,482	$12,119

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2017	2016	2017	2016

Operating revenues:
Oil sales	$498	$348	$1,461	$929
Natural gas sales	129	82	345	181
Total operating revenues	627	430	1,806	1,110
Operating costs and expenses:
Oil and natural gas production	106	71	293	240
Production and ad valorem taxes	48	33	140	89
Exploration and abandonments	7	10	42	54
Depreciation, depletion and amortization	284	299	848	890
Accretion of discount on asset retirement obligations	2	2	6	5
Impairments of long-lived assets	-	-	-	1,525
General and administrative (including non-cash stock-based compensation of
$17 and $15 for the three months ended September 30, 2017 and
2016, respectively, and $43 for each of the nine months ended
September 30, 2017 and 2016)	64	53	180	160
(Gain) loss on derivatives	206	(41)	(289)	176
(Gain) loss on disposition of assets, net	(13)	1	(667)	(109)
Total operating costs and expenses	704	428	553	3,030
Income (loss) from operations	(77)	2	1,253	(1,920)
Other income (expense):
Interest expense	(39)	(53)	(118)	(162)
Loss on extinguishment of debt	(65)	(28)	(66)	(28)
Other, net	2	(2)	18	(9)
Total other expense	(102)	(83)	(166)	(199)
Income (loss) before income taxes	(179)	(81)	1,087	(2,119)
Income tax (expense) benefit	66	30	(398)	782
Net income (loss)	$(113)	$(51)	$689	$(1,337)
Earnings per share:
Basic net income (loss)	$(0.77)	$(0.38)	$4.64	$(10.18)
Diluted net income (loss)	$(0.77)	$(0.38)	$4.63	$(10.18)

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Nine Months Ended
	September 30,
(in millions)	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$689	$(1,337)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	848	890
Accretion of discount on asset retirement obligations	6	5
Impairments of long-lived assets	-	1,525
Exploration and abandonments, including dry holes	29	47
Non-cash stock-based compensation expense	43	43
Deferred income taxes	392	(768)
Gain on disposition of assets, net	(667)	(109)
(Gain) loss on derivatives	(289)	176
Net settlements received from derivatives	126	582
Loss on extinguishment of debt	66	28
Other non-cash items	1	10
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(61)	61
Prepaid costs and other	(1)	7
Inventory	(1)	2
Accounts payable	7	9
Revenue payable	5	(57)
Other current liabilities	(8)	(95)
Net cash provided by operating activities	1,185	1,019
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(1,958)	(927)
Additions to property, equipment and other assets	(34)	(20)
Proceeds from the disposition of assets	803	296
Direct transaction costs for disposition of assets	(18)	-
Funds held in escrow	-	(81)
Contributions to equity method investments	-	(51)
Net cash used in investing activities	(1,207)	(783)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	2,267	-
Payments of debt	(2,255)	(600)
Debt extinguishment costs	(63)	(21)
Excess tax deficiency from stock-based compensation	-	(1)
Net proceeds from issuance of common stock	-	1,327
Payments for loan costs	(25)	-
Purchase of treasury stock	(23)	(11)
Increase in bank overdrafts	68	-
Net cash provided by (used in) financing activities	(31)	694
Net increase (decrease) in cash and cash equivalents	(53)	930
Cash and cash equivalents at beginning of period	53	229
Cash and cash equivalents at end of period	$-	$1,159
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for business combinations	$291	$231

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Production and operating data:
Average daily production volumes:
Oil (Bbl)	119,565	91,120	115,484	89,854
Natural gas (Mcf)	441,587	370,609	425,791	336,084
Total (Boe)	193,163	152,888	186,449	145,868

Average prices per unit:
Oil, without derivatives (Bbl)	$45.29	$41.52	$46.34	$37.75
Oil, with derivatives (Bbl) (a)	$47.81	$59.87	$50.45	$60.74
Natural gas, without derivatives (Mcf)	$3.18	$2.42	$2.96	$1.97
Natural gas, with derivatives (Mcf) (a)	$3.22	$2.46	$2.94	$2.14
Total, without derivatives (Boe)	$35.29	$30.61	$35.47	$27.78
Total, with derivatives (Boe) (a)	$36.96	$41.65	$37.95	$42.35

Operating costs and expenses per Boe:
Oil and natural gas production	$5.99	$4.98	$5.76	$6.00
Production and ad valorem taxes	$2.70	$2.38	$2.75	$2.23
Depreciation, depletion and amortization	$16.00	$21.27	$16.66	$22.27
General and administrative	$3.60	$3.80	$3.56	$4.02

(a)			Includes the effect of net cash receipts from (payments on) derivatives:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2017	2016	2017	2016

Net cash receipts from (payments on) derivatives:
Oil derivatives	$28	$154	$129	$566
Natural gas derivatives	2	1	(3)	16
Total	$30	$155	$126	$582

The presentation of average prices with derivatives is a result of including the net cash receipts from (payments on) commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2017	2016	2017	2016

Property acquisition costs:
Proved	$162	$1	$301	$257
Unproved	472	14	865	172
Exploration	252	177	725	513
Development	175	97	478	287
Total costs incurred for oil and natural gas properties	$1,061	$289	$2,369	$1,229

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at October 31, 2017, for the periods indicated:

			2018
		Fourth Quarter	First	Second	Third	Fourth
		2017	Quarter	Quarter	Quarter	Quarter	Total	2019

Oil Price Swaps: (a)
	Volume (Bbl)	10,216,080	9,133,629	8,146,170	7,471,318	6,972,007	31,723,124	23,759,500
	Price per Bbl	$51.33	$51.54	$51.45	$51.36	$51.26	$51.41	$52.33

Oil Basis Swaps: (b)
	Volume (Bbl)	10,007,000	8,476,000	8,067,000	7,237,000	6,960,000	30,740,000	23,067,500
	Price per Bbl	$(0.65)	$(0.97)	$(0.96)	$(0.99)	$(0.98)	$(0.97)	$(1.05)

Natural Gas Price Swaps: (c)
	Volume (MMBtu)	18,333,000	16,556,000	16,101,000	14,819,000	14,504,000	61,980,000	17,840,992
	Price per MMBtu	$3.08	$3.05	$3.04	$3.04	$3.03	$3.04	$2.86

(a)	The index prices for the oil price swaps are based on the New York Mercantile Exchange (“NYMEX”) – West Texas Intermediate (“WTI”) monthly average futures price.
(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The Company reports its financial results in accordance with the United States generally accepted accounting principles (GAAP). However, the Company believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and of prior periods. In addition, the Company believes these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Earnings per Share

The Company’s presentation of adjusted net income and adjusted earnings per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income and adjusted earnings per share represent earnings and diluted earnings per share determined under GAAP without regard to certain non-cash and unusual items. The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for earnings or diluted earnings per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income (loss) to adjusted net income (non-GAAP), both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2017	2016	2017	2016

Net income (loss) - as reported	$(113)	$(51)	$689	$(1,337)

Adjustments for certain non-cash and unusual items:
(Gain) loss on derivatives	206	(41)	(289)	176
Net cash receipts from derivatives	30	155	126	582
Impairments of long-lived assets	-	-	-	1,525
Leasehold abandonments	-	8	24	40
Loss on extinguishment of debt	65	28	66	28
(Gain) loss on disposition of assets and other	(15)	1	(669)	(108)
Tax impact	(106)	(56)	274	(834)
Excess tax benefit	-	-	(6)	-
Adjusted net income	$67	$44	$215	$72

Net income (loss) per diluted share - as reported	$(0.77)	$(0.38)	$4.63	$(10.18)

Adjustments for certain non-cash and unusual items per diluted share:
(Gain) loss on derivatives	1.40	(0.31)	(1.95)	1.33
Net cash receipts from derivatives	0.20	1.15	0.85	4.43
Impairments of long-lived assets	-	-	-	11.60
Leasehold abandonments	-	0.06	0.16	0.30
Loss on extinguishment of debt	0.44	0.20	0.44	0.21
(Gain) loss on disposition of assets and other	(0.10)	0.01	(4.49)	(0.82)
Tax impact	(0.72)	(0.41)	1.84	(6.34)
Excess tax benefit	-	-	(0.04)	-
Adjusted net income per diluted share	$0.45	$0.32	$1.44	$0.53

Adjusted earnings per share:
Basic net income	$0.45	$0.32	$1.44	$0.53
Diluted net income	$0.45	$0.32	$1.44	$0.53

Reconciliation of Net Income (Loss) to EBITDAX

EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) (gain) loss on derivatives, (7) net cash receipts from derivatives, (8) (gain) loss on disposition of assets, net, (9) interest expense, (10) loss on extinguishment of debt and (11) federal and state income tax expense (benefit). EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations, and it is also a material component of one of the financial covenants under the Company’s credit facility. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements, including by lenders pursuant to a covenant in the Company’s credit facility. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis. Further, under the Company’s credit facility, an event of default could arise if it were not able to satisfy and remain in compliance with its specified financial ratio, defined as the maintenance of a quarterly ratio of consolidated total debt to consolidated last twelve months EBITDAX of no greater than 4.25 to 1.0. Non-compliance with this ratio could trigger an event of default under the Company’s credit facility, which then could trigger an event of default under its indentures. At September 30, 2017, the Company was in compliance with the covenants under all of its debt instruments.

The following table provides a reconciliation of the GAAP measure of net income (loss) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2017	2016	2017	2016

Net income (loss)	$(113)	$(51)	$689	$(1,337)
Exploration and abandonments	7	10	42	54
Depreciation, depletion and amortization	284	299	848	890
Accretion of discount on asset retirement obligations	2	2	6	5
Impairments of long-lived assets	-	-	-	1,525
Non-cash stock-based compensation	17	15	43	43
(Gain) loss on derivatives	206	(41)	(289)	176
Net cash receipts from derivatives	30	155	126	582
(Gain) loss on disposition of assets, net	(13)	1	(667)	(109)
Interest expense	39	53	118	162
Loss on extinguishment of debt	65	28	66	28
Income tax expense (benefit)	(66)	(30)	398	(782)
EBITDAX	$458	$441	$1,380	$1,237

CONTACT:
Concho Resources Inc.
Investor Relations
Megan P. Hays, 432-685-2533
Vice President of Investor Relations and Public Affairs
or
Mary T. Starnes, 432-221-0477
Investor Relations Manager